Exhibit 99.1
PINNACLE ENTERTAINMENT’S SECOND QUARTER REVENUES RISE 9.3%
TO $299.1 MILLION AND OPERATING INCOME INCREASES TO $31.7 MILLION
- Higher Revenues and Operating Improvements Drive Consolidated Adjusted EBITDA
Increase of 39.9% to $69.1 million, Highest-Ever Quarterly Level; Income from
Continuing Operations Improves to $5.5 Million -
LAS VEGAS, NV, August 3, 2011 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported record financial results for the second quarter ended June 30, 2011, as summarized in the table below. Second quarter revenues increased 9.3%, or $25.5 million, to $299.1 million from $273.6 million in the second quarter of 2010. Consolidated Adjusted EBITDA(1) increased 39.9%, or $19.7 million, to $69.1 million compared to $49.4 million in the 2010 second quarter, inclusive of $0.3 million and $2.8 million of severance and corporate office consolidation costs, respectively. Income from continuing operations was $5.5 million compared to a loss of $40.7 million in the 2010 second quarter.
Summary of Second Quarter Results

	Three Months Ended
	June 30,
($ in thousands, except per share data)	2011	2010
Net revenues	$299,085	$273,569
Consolidated Adjusted EBITDA (1)	$69,069	$49,364
Consolidated Adjusted EBITDA margin (1)	23.1%	18.0%
Income (loss) from continuing operations	$5,534	$(40,677)
Income (loss) from continuing operations margin	1.9%	(14.9)%
Operating income (loss) (2)	$31,745	$(15,689)
GAAP net loss (3)	$(17,956)	$(49,314)
Diluted net loss per share (3)	$(0.29)	$(0.81)
Adjusted income (loss) per share (4)	$0.17	$(0.33)

(1)	For a further description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.

(2)
Operating income in 2Q 2011 includes $2.6 million in pre-opening and development costs and a $5.9 million net expense related to the loss on disposal of assets, primarily reflecting the donation of land to the City of Lake Charles, LA. Operating loss in 2Q 2010 includes a $31.5 million net impact related to impairments, write-downs, reserves and recoveries, primarily reflecting a write-down from the Company’s April 2010 decision to cancel its Sugarcane Bay casino development in Lake Charles, LA.

(3)
GAAP net income and diluted income per share in 2Q 2011 include a loss of $23.5 million, or $(0.38) per share, net of taxes, from discontinued operations as described below. GAAP net loss and diluted net loss per share in 2Q 2010 include a loss of $8.6 million, or $(0.14) per share, net of taxes, from discontinued operations.

(4)	For a further description of Adjusted income (loss) per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.
“Pinnacle’s healthy second quarter results, including a 510 basis point improvement in Consolidated Adjusted EBITDA margin(1), reflect the significant improvements we are driving throughout the organization. Through operating efficiencies, industry-unique revenue growth strategies, and a focused commitment to offer quality entertainment experiences and enhanced guest relationships, we continue to strengthen Pinnacle’s competitive position,” said Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment.

The second quarter results include another strong quarterly performance from Pinnacle’s St. Louis segment, which consists of Lumière Place and River City. Revenues for this segment increased 13.1% and Adjusted EBITDA rose nearly 59%, or $8.4 million, to $22.6 million. Adjusted EBITDA margin of 23.4% for the St. Louis segment compares to 16.6% in the year-ago period. Of note, the Company’s combined monthly market share for its two St. Louis properties continues to improve over comparable periods in 2010, reflecting the further ramp-up of operations for the segment.
L’Auberge du Lac Casino Resort also continued to generate significant improvements as property revenues rose 14.9%, or $12.5 million, to $96.1 million and Adjusted EBITDA rose 38.5% to $30.6 million. L’Auberge du Lac’s Adjusted EBITDA margin improved 540 basis points to 31.8%.
Adjusted EBITDA for Boomtown New Orleans grew 9.5% to $11.4 million despite a modest decline in revenues. Belterra Casino Resort’s Adjusted EBITDA rose approximately 5% to $8.0 million on flat revenue and Boomtown Bossier City’s Adjusted EBITDA and revenue were in line with results in the prior-year period. The Company’s Boomtown Reno property posted modest declines in revenues and Adjusted EBITDA while River Downs Racetrack in Cincinnati, which was acquired in the first quarter of 2011, contributed $3.5 million in revenues and an Adjusted EBITDA loss of $0.7 million in the 2011 second quarter.
Corporate expense also improved with second quarter 2011 levels 23.3% lower than the prior-year period. The property level improvements and lower corporate expense contributed to an improvement in Consolidated Adjusted EBITDA margin, which rose to 23.1% in the 2011 second quarter from 18.0% in last year’s second quarter.
Re-Launched Guest Loyalty Program and Facility Refinements Contributing to Growth
Mr. Sanfilippo commented, “Pinnacle is simultaneously enhancing the overall guest experience and elevating our property brands through initiatives such as our recently re-launched mychoice guest loyalty program. The mychoice program has been extremely well received by our guests since its launch in April 2011 and is achieving our goal of driving profitable revenue growth. Overall, while still early, the mychoice program is off to a very solid start and contributed to our strong second quarter results. We believe this innovative program will drive further progress over the balance of 2011 by increasing play consolidation at our properties, attracting new in-market customers and generating continued yield improvements on our marketing spend.
“In addition to the inital benefit from the relaunch of mychoice, our quarterly results also reflect the successful implementation of strategies to improve our operating execution. Our shared services operating arrangements for both the St. Louis and Louisiana markets are proving effective in leveraging management experience and excellence across multiple properties. When combined with operating leverage on the higher revenue levels, we have seen significant Adjusted EBITDA improvement that has outpaced our growth in revenues.
“We continually evaluate and implement financially prudent enhancements at our existing properties in order to create more enjoyable guest experiences. Recent changes include modifications to our casino floors, including the addition of a poker room at L’Auberge du Lac and the relocation of the poker and high-limit rooms at River City. We have also re-examined our restaurant mix, and recently rebranded the steakhouses at both River City and L’Auberge du Lac, and converted the former steakhouse at Lumière Place into the new Stadium Sports Grill and Bar. Also at L’Auberge du Lac, we recently opened a new beach entertainment area. Each of these enhancements are proving popular with our guests and offer examples of our focus on increasing guest loyalty by ensuring our casino properties remain fresh which furthers their position as entertainment destinations of choice in our markets.”

Expanded Development Pipeline Focused on Diversification and Return-Focused Growth
“Pinnacle’s improving operating results provide added financial resources to advance strategies to utilize our solid balance sheet and significant free cash flow for return-focused growth projects,” said Carlos Ruisanchez, executive vice president and chief financial officer of Pinnacle Entertainment.
“Significantly, during the second quarter, we entered into an agreement whereby Pinnacle will enter the attractive Southeast Asian gaming market through its investment in Asian Coast Development (Canada) Ltd. (ACDL), the owner and developer of the Ho Tram Strip beachfront complex of integrated resorts and residential developments located approximately 80 miles southeast of Ho Chi Minh City in southern Vietnam. Upon closing this transaction, Pinnacle will also enter into a management agreement through 2058 (with the potential for a 20-year extension) for the second integrated resort of the multi-phase Ho Tram Strip project, Vietnam’s first destination integrated resort and gaming complex. The first phase of the Ho Tram Strip, MGM Grand Ho Tram, is expected to open in 2013. This transaction represents a risk-measured entry into a market with many attractive characteristics, including a fast-growing economy and increased tourism in the region, that we believe will potentially result in very significant returns on our invested capital.
“Construction of L’Auberge Casino & Hotel Baton Rouge recently fully resumed as historically high Mississippi River water levels have receded to a point where all work can proceed. The Baton Rouge project is expected to open in summer 2012. Given the project’s scope, attractive location and high-quality amenities, we believe the L’Auberge Baton Rouge facility will become the leading casino entertainment option in the city and prove equally attractive to potential guests in the wider region.
“Our development pipeline also benefited from the recent legislative approval of up to 2,500 video lottery terminals at Ohio racetracks, including at our River Downs Racetrack in southeast Cincinnati. We are currently creating a master development plan to re-develop River Downs into a premier racing and gaming entertainment destination for guests in the region. We believe the convenient location of River Downs, the luxury of our Belterra Casino Resort approximately one hour away, and the mychoice guest loyalty program that unifies both properties will enable us to maximize Pinnacle’s financial contributions from this region.
“Pinnacle’s strong financial performance, disciplined approach to capital spend and a new $410 million credit facility — which increased our borrowing capacity, lowered our borrowing rates, and extended our maturity profile — well-position the Company to execute on its current pipeline of growth projects and potential new opportunities that would create added value for shareholders.”
Additional Recent Developments
•
Construction on the Company’s L’Auberge Casino & Hotel Baton Rouge project in Louisiana recently fully resumed. Despite construction delays caused by several months of unusually high water levels, the Company continues to expect L’Auberge Baton Rouge to open in the summer of 2012. As of June 30, 2011, approximately $273 million of the $357 million construction budget (excluding land and capitalized interest) remains to be invested. A complete project fact sheet and project webcam can be found at www.pnkinc.com under the “New Developments” section.

•
In May 2011, Pinnacle entered into an agreement to acquire a 26% equity interest in Asian Coast Development (Canada) Ltd. (ACDL), the owner and developer of the Ho Tram Strip beachfront complex of destination integrated resorts and residential developments in southern Vietnam. The $95 million transaction is expected to close in the third quarter of 2011.

•
On August 2, 2011, Pinnacle amended its existing credit facility. Among other items, the Company extended the credit facility’s maturity to August 2016 from March 2014, reduced the interest rate spread for any outstanding borrowings by 125 basis points, and amended leverage covenants to reflect Pinnacle’s financial strength and accommodate its planned growth pipeline. Additionally, the size of the credit facility was increased to $410 million from $375 million.

Liquidity
At June 30, 2011, the Company had approximately $142.2 million in cash and cash equivalents, an estimated $70 million of which is used in day-to-day operations. As of the end of the 2011 second quarter, $10 million of the Company’s recently-amended $410 million credit facility was drawn and approximately $9.8 million of letters of credit were outstanding. The Company expects to continue drawing on its credit facility as construction on its L’Auberge Baton Rouge project further ramps up.
Interest Expense
Gross interest expense before capitalized interest was $27.0 million in the 2011 second quarter versus $27.4 million in the prior-year period. Capitalized interest in the 2011 second quarter, related to the Company’s L’Auberge Baton Rouge growth project, was $1.4 million. There was minimal capitalized interest in the prior-year period.
Discontinued Operations
Discontinued operations consist of the Company’s Atlantic City, New Jersey operations, which are listed for sale; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended June 30, 2011, Pinnacle recorded a loss of $23.5 million related to its discontinued operations. This loss reflects the write-down of land holdings and other assets in Atlantic City, totaling $14.3 million in the second quarter, and an increase in accruals of $6.0 million. For the prior-year period, Pinnacle recorded a loss of $8.6 million, net of income taxes, related to its discontinued operations.
Investor Conference Call
Pinnacle will hold a conference call for investors today, Wednesday, August 3, 2011, at 10:00 a.m. ET (7:00 a.m. PT) to discuss its 2011 second quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through August 17, 2011 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 82348211. The conference call will also be available for replay at www.pnkinc.com.
(1) Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted income (loss) per share as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations divided by the number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.
EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income (loss) to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

(2) Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments
The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates seven casinos, located in Louisiana, Missouri, Indiana and Nevada, and a racetrack in Ohio. The Company is also developing L’Auberge Casino & Hotel Baton Rouge, which is scheduled to open in the summer of 2012. In May 2011, Pinnacle entered into an agreement to acquire a 26% ownership stake in Asian Coast Development Ltd. (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; ability to successfully implement marketing and branding programs to increase revenue at the Company’s properties; continued operating improvement at the Company’s St. Louis properties and anticipated milestones; completion and opening schedule of the Baton Rouge project; the facilities, features and amenities of the Baton Rouge project; the possibility for video lottery terminals becoming operational at Ohio racetracks; the ability of the Company to develop a new gaming and entertainment facility at River Downs; and the ability to sell or otherwise dispose of discontinued operations, the closing of the Company’s investment in Asian Coast Development (Canada) Ltd. (ACDL), the Company’s expected returns on its investment in ACDL, the Ho Tram Strip and the projected opening date for MGM Grand Ho Tram, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (d) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget and unexpected construction delays, could prevent the Company from completing its Baton Rouge project within budget and on time and as required by the conditions of the Louisiana Gaming Control Board; (f) video lottery terminals may not become operational at Ohio’s racetracks; (g) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (h) the Company may experience delays in closing its transaction with ACDL or fail to complete the transaction due to circumstances beyond its control, including ACDL’s inability to complete certain customary conditions provided for under its credit agreement; there can be no assurance that the transaction will in fact close; (i) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (j) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; and (k) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Belterra, Boomtown, Casino Magic, L’Auberge du Lac, Lumière Place, and River City are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

CONTACT:
Investor Relations	Media Relations
Lewis Fanger	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com
- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months ended		For the six months
	June 30,		ended June 30,
	2011	2010	2011	2010
Revenues:
Gaming	$255,903	$236,098	$509,781	$466,864
Food and beverage	19,723	17,801	36,151	33,087
Lodging	10,393	10,233	18,717	18,631
Retail, entertainment and other	13,066	9,437	22,170	17,546

	299,085	273,569	586,819	536,128

Expenses and other costs:
Gaming	138,534	135,558	281,959	265,391
Food and beverage	19,500	18,137	36,316	33,845
Lodging	5,581	5,848	10,901	11,046
Retail, entertainment and other	9,405	5,841	14,831	10,409
General and administrative	59,287	60,895	115,641	115,484
Depreciation and amortization	26,508	29,345	53,207	55,234
Pre-opening and development costs	2,590	2,086	4,826	10,970
Impairment of indefinite-lived intangible assets	—	11,500	—	11,500
Impairment of land and construction costs	—	18,391	—	18,391
Write-downs, reserves and recoveries, net	5,935	1,657	6,627	(4,378)

	267,340	289,258	524,308	527,892

Operating income (loss)	31,745	(15,689)	62,511	8,236
Interest expense, net of capitalized interest	(25,651)	(27,417)	(51,841)	(48,369)
Loss on early extinguishment of debt	—	(434)	—	(1,852)
Other non-operating income	72	132	164	159

Income (loss) from continuing operations before income taxes	6,166	(43,408)	10,834	(41,826)
Income tax (expense) benefit	(632)	2,731	(700)	2,051

Income (loss) from continuing operations	5,534	(40,677)	10,134	(39,775)
Income (loss) from discontinued operations, net of income taxes	(23,490)	(8,637)	(25,729)	27,204

Net loss	$(17,956)	$(49,314)	$(15,595)	$(12,571)

Net loss per common share—basic
Income (loss) from continuing operations	$0.09	$(0.67)	$0.16	$(0.66)
Income (loss) from discontinued operations, net of income taxes	$(0.38)	$(0.14)	$(0.42)	$0.45

Net loss per common share—basic	$(0.29)	$(0.81)	$(0.26)	$(0.21)

Net loss per common share—diluted
Income (loss) from continuing operations	$0.09	$(0.67)	$0.16	$(0.66)
Income (loss) from discontinued operations, net of income taxes	$(0.38)	$(0.14)	$(0.42)	$0.45

Net loss per common share—diluted	$(0.29)	$(0.81)	$(0.26)	$(0.21)

Number of shares—basic	61,933	60,718	61,879	60,414
Number of shares—diluted	61,933	60,718	61,879	60,414

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$142,202	$194,925
Other assets, including restricted cash	199,075	155,134
Land, buildings, riverboats and equipment, net	1,500,140	1,473,615
Assets of discontinued operations held for sale	42,855	60,120

Total assets	$1,884,272	$1,883,794

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$180,173	$190,729
Long-term debt, including current portion	1,187,336	1,176,717
Liabilities of discontinued operations held for sale	10,873	5,425
Deferred income taxes	3,553	3,553

Total liabilities	1,381,935	1,376,424

Stockholders’ equity	502,337	507,370

Total liabilities and stockholders’ equity	$1,884,272	$1,883,794

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010
Revenues
L’Auberge du Lac	$96,121	$83,669	$184,928	$170,049
St. Louis (a)	96,547	85,389	190,055	157,192
Boomtown New Orleans	33,433	34,240	70,374	69,015
Belterra Casino Resort	38,531	38,843	75,282	75,215
Boomtown Bossier City	21,237	21,060	44,320	45,462
Boomtown Reno	9,671	10,365	17,259	19,190
River Downs (b)	3,512	—	4,533	—
Other	33	3	68	5

Total Revenues	$299,085	$273,569	$586,819	$536,128

Adjusted EBITDA (Loss) (c)
L’Auberge du Lac	$30,585	$22,091	$56,155	$46,119
St. Louis (a)	22,640	14,208	42,713	29,656
Boomtown New Orleans	11,437	10,440	24,496	21,042
Belterra Casino Resort	8,027	7,649	14,447	14,170
Boomtown Bossier City	4,673	4,667	10,433	11,212
Boomtown Reno	199	529	(515)	(468)
River Downs (b)	(657)	—	(950)	—

	76,904	59,584	146,779	121,731
Corporate expenses	(7,835)	(10,220)	(15,863)	(18,257)

Consolidated Adjusted EBITDA (c)	$69,069	$49,364	$130,916	$103,474

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$69,069	$49,364	$130,916	$103,474
Pre-opening and development costs	(2,590)	(2,086)	(4,826)	(10,970)
Non-cash share-based compensation	(2,291)	(2,074)	(3,745)	(3,521)
Impairment of indefinite-lived intangible assets	—	(11,500)	—	(11,500)
Impairment of land and construction costs	—	(18,391)	—	(18,391)
Write-downs, reserves and recoveries, net	(5,935)	(1,657)	(6,627)	4,378
Depreciation and amortization	(26,508)	(29,345)	(53,207)	(55,234)
Other non-operating income	72	132	164	159
Interest expense, net of capitalized interest	(25,651)	(27,417)	(51,841)	(48,369)
Loss on early extinguishment of debt	—	(434)	—	(1,852)
Income tax (expense) benefit	(632)	2,731	(700)	2,051

Income (loss) from continuing operations	$5,534	$(40,677)	$10,134	$(39,775)

Consolidated Adjusted EBITDA margin (c)	23.1%	18.0%	22.3%	19.3%
Income (loss) from continuing operations margin	1.9%	(14.9)%	1.7%	(7.4)%

(a)	St. Louis includes operating results at Lumière Place and River City Casino. River City Casino opened on March 4, 2010.

(b)	River Downs was acquired on January 28, 2011.

(c)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.
Supplemental Information
Income (Loss) from Discontinued Operations, Net of Income Taxes
(In thousands, unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010
Atlantic City	$(23,014)	$(4,318)	$(25,389)	$(6,986)
President Riverboat Casino	(203)	(1,474)	(513)	(5,414)
Casino Magic Argentina	(155)	1,800	287	3,363
The Casino at Emerald Bay in The Bahamas	—	(10)	73	12
Casino Magic Biloxi	(118)	(77)	(187)	40,835
Income taxes	—	(4,558)	—	(4,606)

Income (loss) from discontinued operations, net of income taxes	$(23,490)	$(8,637)	$(25,729)	$27,204

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Loss to Adjusted Net Income (Loss)
and GAAP Net Loss Per Share to Adjusted Earnings (Loss) Per Share
(In thousands, except per share amounts, unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010

GAAP net loss	$(17,956)	$(49,314)	$(15,595)	$(12,571)
Pre-opening and development costs	2,590	2,086	4,826	10,970
Impairment of indefinite-lived intangible assets	—	11,500	—	11,500
Impairment of land and construction costs	—	18,391	—	18,391
Write-downs, reserves and recoveries, net	5,935	1,657	6,627	(4,378)
Loss on early extinguishment of debt	—	434	—	1,852
Adjustment for taxes on above	(3,431)	(13,712)	(4,610)	(15,430)
(Income) loss from discontinued operations, net of income taxes	23,490	8,637	25,729	(27,204)

Adjusted net income (loss) (a)	$10,628	$(20,321)	$16,977	$(16,870)

GAAP net loss per share	$(0.29)	$(0.81)	$(0.26)	$(0.21)
Pre-opening and development costs	0.04	0.03	0.08	0.18
Impairment of indefinite-lived intangible assets	—	0.19	—	0.19
Impairment of land and construction costs	—	0.30	—	0.30
Write-downs, reserves and recoveries, net	0.10	0.03	0.11	(0.07)
Loss on early extinguishment of debt	—	0.01	—	0.03
Adjustment for taxes on above	(0.06)	(0.22)	(0.08)	(0.25)
(Income) loss from discontinued operations, net of income taxes	0.38	0.14	0.42	(0.45)

Adjusted earnings (loss) per share (a)	$0.17	$(0.33)	$0.27	$(0.28)

Number of shares — diluted	61,933	60,718	61,879	60,414

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.